Exhibit 99.1

News Release

Sunoco LP Completes Acquisition of Susser Holdings Corporation

HOUSTON, July 31, 2015 - Sunoco LP (NYSE: SUN) announced today that it has completed the acquisition of Susser Holdings Corporation (SHC) from ETP Holdco Corporation and Heritage Holdings, Inc., wholly owned subsidiaries of Energy Transfer Partners, L.P. (NYSE: ETP). The transaction is valued at approximately $1.93 billion. SUN paid $966.9 million in cash and issued ETP’s subsidiaries approximately 21.98 million SUN units, valued at approximately $966.9 million. In addition, there will be an exchange for 11 million SUN units owned by SHC for another 11 million new SUN units to a subsidiary of ETP.

The transaction is expected to be slightly accretive to SUN with respect to distributable cash flow in 2015 and significantly accretive thereafter.

SHC’s assets consist primarily of approximately 680 Stripes® branded convenience stores that sell motor fuel and merchandise in Texas, Oklahoma and New Mexico. Stripes® is the leading independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. The majority of the Stripes® locations include food service, primarily through its proprietary Laredo Taco Company™ concept, which serves fresh, hot, made-to-order Mexican food.

For SUN, the addition of significant size and scale will deliver new organic growth opportunities and enhance its ability to focus on a broad range of third-party acquisition opportunities. The dynamic EBITDA growth at SHC creates a strong runway for increasing distributable cash flow beginning in 2016.

Management expects that all income from SHC’s operations will be considered non-qualifying for tax purposes to SUN and as such SHC will be owned by SUN’s indirect wholly owned subsidiary, Susser Petroleum Property Company, LLC (“PropCo”). SUN anticipates that cash taxes at PropCo going forward will be minimal.

SUN has posted a slide presentation providing additional details of the transaction to the Investor Relations portion of its website at www.sunocolp.com under Events & Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 830 convenience stores and retail fuel sites. SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners, L.P. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail and fuel distribution business through its interest in Sunoco, LLC, as well as wholly owned subsidiary, Sunoco, Inc., which operate approximately 440 convenience stores and retail fuel sites. For more information, visit the Sunoco LP website at www.sunocolp.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe SUN’s objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including the Susser drop-down, and future drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN’s and Sunoco, LLC’s markets; dangers inherent in storing and transporting motor fuel; SUN’s or Sunoco, LLC’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN’s and ETP’s ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of SUN’s and ETP’s most recently filed annual reports on Form 10-K and quarterly report on 10-Q for the quarter ending March 31, 2015. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Scott Grischow

Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

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